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                                                                   Exhibit 12(b)

                      HSBC AMERICAS, INC. AND SUBSIDIARIES
                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                        (Including Interest on Deposits)
                          (In Millions, Except Ratios)

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

                                                   Three Months
                                                 Ended March 31,(a)               Years Ended December 31,
                                                 -----------------     --------------------------------------------------
                                                   1998       1997       1997       1996       1995       1994       1993
                                                   ----       ----       ----       ----       ----       ----       ----
Total Fixed Charges (as above)                   $   81     $   58     $  323     $  181     $  143     $  178     $  213
Add: Interest on Deposits                           197        140        679        481        465        308        290
                                                 ------     ------     ------     ------     ------     ------     ------
Total Fixed Charges and Interest on Deposits     $  278     $  198     $1,002     $  662     $  608     $  486     $  503

Earnings Before Taxes Based on Income and
  Fixed Charges (as above)                       $  269     $  222     $  985     $  730     $  479     $  263     $    1
Add: Interest on Deposits                           197        140        679        481        465        308        290
                                                 ------     ------     ------     ------     ------     ------     ------
Total                                            $  466     $  362     $1,664     $1,211     $  944     $  571     $  291

Consolidated Ratio of Earnings to
  Combined Fixed Charges                           1.68       1.83       1.66       1.83       1.55       1.17       0.58
                                                 ======     ======     ======     ======     ======     ======     ======

(a)  Unaudited
(b)  Undistributed equity earnings of less than fifty percent owned companies.
(c)  Less than $500,000.
(d)  The portion deemed representative of the interest factor.
* The amount by which earnings for the year ended December 31, 1993 were insufficient to cover combined fixed charges were $212 million (excluding and including interest on deposits).
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